Hardin Street Transportation LLC
and Woodhaven Cavern LLC

Combined Financial Statements as of
and for the years ended
December 31, 2016 and 2015

HARDIN STREET TRANSPORTATION LLC & WOODHAVEN CAVERN LLC

Report of Independent Auditors

To the Management of Marathon Petroleum Corporation

We have audited the accompanying combined financial statements of Hardin Street Transportation LLC and Woodhaven Cavern LLC, which comprise the combined balance sheets as of December 31, 2016 and
2015, and the related combined statements of income, of equity and of cash flows for the years then ended.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of
America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Hardin Street Transportation LLC and Woodhaven Cavern LLC as of
December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
February 24, 2017

Hardin Street Transportation LLC & Woodhaven Cavern LLC
Combined Statements of Income

(in thousands)	2016	2015
Revenues and other income:
Service revenue - related parties	$118,154	$112,060
Rental income	7	3
Rental income - related parties	49,840	45,731
Other income	58	115
Other income - related parties	6	9
Total revenues and other income	168,065	157,918
Costs and expenses:
Cost of revenues (excludes items below)	38,740	26,045
Purchases - related parties	21,137	19,566
Rental cost of sales	3,848	6,407
Rental cost of sales - related parties	2,322	2,361
Depreciation	16,455	14,063
General and administrative expenses	6,447	6,457
Other taxes	2,675	2,123
Total costs and expenses	91,624	77,022
Total income from operations	76,441	80,896
Interest and other financial income - related parties	496	65
Other financial costs	12	10
Income before income taxes	76,925	80,951
Provision for income taxes	2	6
Net income	$76,923	$80,945

The accompanying notes are an integral part of these combined financial statements.

Hardin Street Transportation LLC & Woodhaven Cavern LLC
Combined Balance Sheets

	December 31,
(in thousands)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$6	$—
Receivables, net	1,131	2,336
Receivables - related parties	16,852	16,259
Loans receivable - related parties	74,732	41,344
Materials and supplies inventories	1,193	828
Other current assets	4	14
Total current assets	93,918	60,781
Property, plant and equipment, net	273,116	224,822
Goodwill	27,061	27,061
Other noncurrent assets	4	—
Total assets	$394,099	$312,664
Liabilities
Current liabilities:
Accounts payable	$4,556	$5,255
Accrued liabilities	13,594	9,386
Payables - related parties	4,707	4,798
Consumer excise taxes payable	284	254
Accrued taxes	1,407	726
Deferred revenue - related parties	3,819	3,466
Environmental remediation liabilities	1,392	3,866
Total current liabilities	29,759	27,751
Long-term deferred income taxes	5	4
Long-term environmental remediation liabilities	2,557	917
Total liabilities	32,321	28,672
Commitments and contingencies (see Note 11)
Equity
Total equity	361,778	283,992
Total liabilities and equity	$394,099	$312,664

The accompanying notes are an integral part of these combined financial statements.

Hardin Street Transportation LLC & Woodhaven Cavern LLC
Combined Statements of Cash Flows

(in thousands)	2016	2015
Increase (decrease) in cash and cash equivalents
Operating activities:
Net income	$76,923	$80,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,455	14,063
Deferred income tax	1	4
Changes in:
Current receivables	1,205	443
Receivables from / payables to related parties	(684)	(12,065)
Materials and supplies inventories	(57)	109
Current accounts payable and accrued liabilities	1,818	1,411
Deferred revenue - related parties	353	3,466
Environmental remediation liabilities	(834)	(1,069)
All other, net	(992)	(89)
Net cash provided by operating activities	94,188	87,218
Investing activities:
Additions to property, plant and equipment	(60,794)	(46,812)
Investments - loans receivable from a related party	(33,388)	(41,344)
Net cash used in investing activities	(94,182)	(88,156)
Financing activities:
Net contributions from MPC	—	938
Net cash provided by financing activities	—	938
Net increase in cash and cash equivalents	6	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$6	$—

The accompanying notes are an integral part of these combined financial statements.

Hardin Street Transportation LLC & Woodhaven Cavern LLC
Combined Statements of Equity

(in thousands)	Total Equity
Balance at January 1, 2015	$201,744
Net income	80,945
Contributions from MPC	1,303
Balance at December 31, 2015	$283,992
Net income	76,923
Contributions from MPC	863
Balance at December 31, 2016	$361,778

The accompanying notes are an integral part of these combined financial statements.

Notes to Combined Financial Statements

1.	Description of the Businesses and Basis of Presentation

Description of the Businesses - Hardin Street Transportation LLC (“HST”) and Woodhaven Cavern LLC (“WHC”) are indirect wholly owned subsidiaries of Marathon Petroleum Corporation (“MPC”). HST owns and operates various private crude oil and refined product pipeline systems and associated storage tanks as well as several condensate truck loading and unloading facilities located in the Midwest and Gulf Coast regions of the United States. These pipeline systems consist of 176 miles of crude oil pipelines and 548 miles of refined products pipelines. WHC owns and operates a butane and propane storage cavern complex located in Michigan with approximately 1.75 million barrels of natural gas liquids storage capacity. On January 1, 2015, MPC contributed assets to newly created and wholly owned entities, to form HST and WHC, and established transportation and storage services agreements related to the services provided by these entities to MPC. Prior to January 1, 2015, the assets were part of MPC. See Note 4 for further information.

Unless the content otherwise requires, the terms “the Businesses,” “we,” or “our” refers to the combined companies of HST and WHC.

Basis of Presentation - The accompanying financial statements of the Businesses were combined as they are entities under common management. The combined financial statements include the operations of the pipeline systems and natural gas liquids storage services and were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and Article 3 of Regulation S-X, “General Instructions as to Financial Statements.” The combined financial statements include certain general and administrative expenses of MPC that were incurred on behalf of the Businesses. Additionally, the combined financial statements present on a gross basis, in revenues and cost of revenues, specified operational costs that are directly reimbursed by MPC under the terms of the related transportation services agreement (See Note 4).

In the opinion of management, the accompanying combined financial statements reflect all adjustments that are necessary to fairly present the financial position of the Businesses as of December 31, 2016 and 2015 and the results of operations and cash flows of the Businesses for the years ended December 31, 2016 and 2015.

Management has evaluated subsequent events that would require an adjustment to the combined financial statements or disclosure in the notes to the combined financial statements through February 24, 2017, the date of issuance of the combined financial statements.

2.	Summary of Principal Accounting Policies

Use of estimates - The preparation of combined financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the combined financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Management believes the assumptions and allocations underlying the combined financial statements are reasonable. However, the combined financial statements do not include all of the actual expenses that would have been incurred had the Businesses been stand-alone entities and thus do not reflect the Businesses’ results of operations, financial positions and cash flows had they been stand-alone entities during the periods presented.

The combined financial statements include an allocation of general and administrative expenses that have been incurred by MPC on the Businesses’ behalf. The authoritative guidance to allocate such costs is set forth in Staff Accounting Bulletin (“SAB”) Topic 1-B “Allocations of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lessor Business Components of Another Entity.”

Revenue recognition - Revenues are recognized for crude oil, refined product and natural gas liquids storage operations based on a fixed fee per committed volume of products stored, measured in barrels. Revenues for storage operations are typically recognized ratably over the term of the contract, regardless of the actual storage capacity utilized by our customers. We do not take title to the petroleum products we transport and store, and therefore do not take on significant direct commodity price risk.

Revenues are recognized for crude oil and refined product pipeline transportation based upon the delivery of actual volumes transported at a fixed contractual fee measured in barrels and includes any overage/shortage due to the inherent limitations of the transportation and measurement processes. Shortages are considered costs incurred in the process of moving products and their subsequent reimbursements are recorded within cost of revenues/related party purchases at delivery.

Under our transportation services agreements, if MPC fails to transport its minimum throughput volumes during any quarter, then MPC will pay us a deficiency payment equal to the volume of the deficiency multiplied by the contractual rate then in effect. MPC may then apply the amount of any such deficiency payments as a credit for volumes transported on the applicable pipeline system in excess of its minimum volume commitment during the following four quarters. The deficiency payments are initially recognized as deferred revenue - related parties. Revenue for the deficiency payments is generally recognized at the earlier of when credits are used for volumes transported in excess of minimum volume commitments, when it becomes impossible to physically transport volumes necessary to utilize the credits, or upon their expiration.

Cash and cash equivalents - MPC manages HST's and WHC's cash balances, as such there are no significant cash account balances attributable to the Businesses.

Receivables - Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected are included in net cash provided by operating activities in the statement of cash flows. The allowance for doubtful accounts is the best estimate of the amount of probable credit losses in customer accounts receivable and is based on historical write-off experience. HST and WHC review the allowance quarterly and past due balances over 180 days are reviewed individually for collectability. Account balances for these customer receivables are generally charged directly to bad debt expense when it becomes probable the receivable will not be collected. At December 31, 2016 and 2015, the allowance for doubtful accounts balance was zero. The Businesses do not have any off balance sheet credit exposure related to its customers.

Materials and supplies inventories - Inventories consist of materials and supplies. Cost is determined primarily under the weighted average method.

Imbalances - Our pipelines and storage operations experience volume gains and losses related to our customer’s inventories due to pressure and temperature changes, evaporation and variances in meter readings and other measurement methods. Imbalances are recorded as accounts receivable and are settled by cash payments monthly for products and quarterly for crude.

Property, plant and equipment - Property, plant and equipment is stated at cost and depreciated on a straight-line basis for groups of property having similar economic characteristics over the estimated useful lives. Management reviews the assets of the Businesses for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the expected undiscounted future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

When items of property, plant and equipment are sold or otherwise disposed of, any gains or losses are reported in the statement of income. Gains on the disposal of property, plant and equipment are recognized when earned, generally at the time of closing. If a loss on disposal is expected, such losses are recognized when the assets are classified as held for sale.

Goodwill - Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill was allocated from MPC to the Businesses based on the relative fair market value of the Businesses’ net property, plant and equipment to the fair market value of MPC’s Transportation Division reporting unit’s net property, plant and equipment as of June 30, 2005, the date on which MPC completed the transaction that resulted in the goodwill. Such goodwill is not amortized, but rather is tested for impairment annually and when events or changes in circumstances indicate that the fair value of goodwill has been reduced below carrying value. The fair value is determined and compared to the book value. If the fair value is less than the book value, including goodwill, then the recorded goodwill is impaired to its implied fair value with a charge to net income.

Environmental costs - Environmental expenditures are capitalized if the costs mitigate or prevent future contamination or if the costs improve environmental safety or efficiency of the existing assets. HST and WHC recognize remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. The timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action.

Asset retirement obligations - The fair value of asset retirement obligations is recognized in the period the obligations are incurred if a reasonable estimate of fair value can be made.

The assets retirement obligations principally include removal or dismantlement requirements associated with the closure of certain pipeline and associated storage assets. The Businesses practice is to keep assets in good operating condition through routine repair and maintenance of component parts in the ordinary course of business and by continuing to make improvements based on technological advances. As a result, management believes that these assets have no expected settlement date for purposes of estimating asset retirement obligations since the dates or ranges of dates upon which we would retire these assets cannot be reasonably estimated at this time. Such obligations will be recognized in the period sufficient information becomes available to estimate range of potential settlement dates. At December 31, 2016 and 2015, the asset retirement obligation balance was zero.

Income taxes - The Businesses’ taxable income has historically been included in the consolidated U.S. federal income tax returns of MPC and also in a number of local income tax returns, which are filed as consolidated and combined returns. HST and WHC are not taxable entities for U.S. federal income tax purposes or for states that impose an income tax. The Businesses’ income tax provisions result from certain local jurisdictions which subject each legal entity doing business in the jurisdictions to an income tax.

Deferred tax liabilities are recognized based on temporary differences between the financial statement carrying amounts of assets and liabilities and their tax bases as reported in MPC’s filings with the respective taxing authorities.

Equity - The equity balance reflects MPC’s initial investment in the Businesses adjusted for the operating results of the Businesses and various transactions between the Businesses and MPC. Transactions affecting the equity balance include capitalization of interest incurred by MPC and allocated to the Businesses.

Concentrations of risk - We are exposed to related party risk as substantially all of our revenues and other income are derived from transactions with MPC. Sales to related parties for the years ended December 31, 2016 and 2015, were 99.9%, respectively, of total revenues and other income. Furthermore, a subsidiary of MPC operates our assets under various agreements. For the years ended December 31, 2016 and 2015, purchases -

related parties and rental cost of sales - related parties were 25.6% and 28.5%, respectively, of total costs and expenses.

3.	Accounting Standards

Recently Adopted

In August 2014, the FASB issued an accounting standard update requiring management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. Management is required to assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance of the financial statements. Disclosures are required if conditions give rise to substantial doubt and the type of disclosure is determined based on whether management’s plans will be able to alleviate the substantial doubt. The change was effective for the first fiscal period ending after December 15, 2016, and for fiscal periods and interim periods thereafter. The adoption of this accounting standard update in the fourth quarter of 2016 did not have a material impact on the Businesses' disclosures.

Not Yet Adopted

In January 2017, the FASB issued an accounting standard update which simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the new guidance, the recognition of an impairment charge is calculated based on the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The guidance should be applied on a prospective basis, and is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Businesses are in the process of determining the impact of the accounting standard update on the combined financial statements.

In February 2016, the FASB issued an accounting standard update requiring lessees to record virtually all leases on their balance sheets. The accounting standard update also requires expanded disclosures to help financial statement users better understand the recorded leases. For lessors, this amended guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. The change will be effective on a modified retrospective basis for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years, with early adoption permitted. The Businesses are currently evaluating the impact of this standard but does not plan to early adopt.

In May 2014, the FASB issued an initial accounting standard update for revenue recognition for contracts with customers. The guidance in the accounting standard update states that revenue is recognized when a customer obtains control of a good or service. Recognition of the revenue will involve a multiple step approach and additional disclosures will be required to provide adequate information to understand the reported revenues and revenues expected to be recognized. The change will be effective on a retrospective or modified retrospective basis for fiscal years beginning after December 15, 2017, and interim periods within those years, with early adoption permitted no earlier than January 1, 2017. The Businesses are currently evaluating the impact of this standard.

4. Related Party Agreements and Transactions

Our only related party is MPC, who refines, markets and transports crude oil and petroleum products, primarily in the Midwest, Gulf Coast, East Coast and Southeast regions of the United States. Our business with MPC is governed by the agreements outlined below. All services are on the same terms that would be available to an unrelated third party and are based on rates pursuant to agreements between the parties. Management expects that MPC will continue to utilize these services for the foreseeable future due to the contractual nature of the agreements as outlined below.

The related party nature of certain transactions has such a pervasive impact on the financial statements, such that the reported results of operations and financial position may be materially different from what would have been reported in the absence of the related party relationship.

Commercial Agreements

On January 1, 2015, HST entered into a long-term, fee-based transportation services agreement with MPC with an initial term of ten years. Under the agreement, we provide pipeline transportation of crude oil and refined products, as well as related services. MPC pays HST monthly for such services based on contractual rates relating to MPC crude oil and refined product deliveries as well as any viscosity surcharges, loading, handling, transfers or other related charges.

Under the transportation services agreement, if MPC fails to transport its quarterly minimum throughput volumes, MPC will pay a deficiency payment equal to the volume of the deficiency multiplied by the rate then in effect. If the minimum capacity of the pipeline falls below the level of MPC’s commitment at any time, depending on the cause of the reduction in capacity, MPC’s commitment may be reduced or MPC will receive a credit for its minimum volume commitment for that period. Additionally, MPC is responsible for any other miscellaneous charges previously noted with respect to volumes we transport.

On December 1, 2016, HST's transportation services agreement with MPC was amended to remove certain pipeline systems used in the transportation of crude oil and refined products. In connection with the amendment, HST recognized $2,665 thousand of deferred revenue on the Combined Statement of Income related to accumulated credits associated with the systems removed from the agreement thatMPC can no longer utilize.

On January 1, 2015, WHC entered into a long-term, fee based storage and services agreement with MPC related to storage at its butane and propane caverns with an initial term of ten years. Under this storage and services agreement, WHC receives a monthly fee from MPC based on a contractual rate per barrel multiplied by the total commitment volume respective to each storage cavern. The contractual rate per barrel includes utilization of the caverns and related services. The agreement is subject to an annual review and adjustment for inflation.

On January 1, 2015, HST entered into various three-year term storage services agreements with MPC. Under the storage services agreements, HST receives a monthly fee from MPC based on a contractual rate per barrel multiplied by the total commitment volume respective to each storage tank. The contractual rate per barrel is subject to an annual review and adjustment for inflation. HST is not obligated to measure volume gains and losses per the terms of these agreements.

Under the storage services agreements with both HST and WHC, we are obligated to make available to MPC on a firm basis the available storage capacity at our tank farms and butane and propane caverns, and MPC pays us a per-barrel fee for such storage capacity, regardless of whether MPC fully utilizes the available capacity.

Management Service Agreements

On January 1, 2015, HST and WHC entered into management services agreement with MPC under which MPC provides operational, financial, legal, accounting, human resources, information technology and other general and administrative services ancillary to our business. We reimburse MPC for all disbursements made by MPC on behalf of HST and WHC at cost. We also reimburse MPC for any taxes paid in connection with providing these services.

Operating and Service Agreements

On January 1, 2015, HST entered into an operating and services agreement with Marathon Pipeline (“MPL”), a subsidiary of MPC, under which MPL provides the personnel and support services for the routine operations of our various pipeline systems, including repair and maintenance of such systems. Under this operating agreement, HST remits an annual fee to MPL in the amount of $12,910 thousand and $12,177 thousand for the year ended December 31, 2016 and 2015, respectively, subject to an annual adjustment for inflation, and reimburses MPL for specific costs associated with their operation.

On January 1, 2015, WHC entered into a cavern operating and services agreement with MPL under which MPL provides services necessary for the routine operations and maintenance of the butane and propane storage caverns, as well as any necessary modification and repair of the caverns. Under this operating and services agreement, WHC remits an annual fee to MPL in the amount of $816 thousand and $800 thousand for the year ended December 31, 2016 and 2015, respectively, subject to an annual adjustment for inflation, and reimburses MPL for specific costs associated with their operation.

Cash Management Agreement

On January 1, 2015, an agreement between a wholly owned subsidiary of MPC and the Businesses was executed under which MPC provides cash management services to the Businesses. On a daily basis, we send any cash to MPC as an advance or in case of any shortages we request a draw. Our net cash balance with MPC on the last day of each quarter is classified as loans receivable from related party or as loans payable to related party. The loan balance remains constant until the last day of the next quarter. Loans receivable earns interest at the three-month London Interbank Offered Rate (“LIBOR”) plus 10 basis points. Loans payable bears interest at the three-month LIBOR plus 50 basis points. At the end of each quarter, the net balance of the daily advances and draws and the accrued interest is rolled into the loan balance for the subsequent quarter.

Related Party Transactions

Service revenue - related parties and rental income - related parties were as follows:

(in thousands)	2016	2015
MPC	$167,994	$157,791

Service revenue and rental income to MPC consist primarily of transportation and storage services provided by the Businesses. Related party sales also include reimbursed expenses associated with the transportation and storage of MPC crude oil and refined products.

Other income from related parties was as follows:

(in thousands)	2016	2015
MPC	$6	$9

Other income from related parties mainly consists of various transportation and storage related services provided by the Businesses, including: tank changes and transfers, facility and product inspections and general maintenance.

Purchases and rental cost of sales from related parties were as follows:

(in thousands)	2016	2015
MPC	$23,459	$21,927

Purchases and rental cost of sales from MPC consist of salaries, wages and other costs associated with employee services provided by MPC for our operations. Our allocable share of MPC’s employee benefit expenses is included in the total above and was $6,949 thousand and $5,420 thousand for the years ended December 31, 2016 and 2015, respectively.

General and administrative expenses from related parties were as follows:

(in thousands)	2016	2015
MPC	$6,401	$6,401

The Businesses’ general and administrative expenses from MPC include expenses related to employee service costs. MPC provides certain services to the Businesses including financial, legal, accounting, human resources, information technology and other administrative services. Charges for these services are allocated based on usage, headcount or capital employed; all of these allocation methods are believed to be reasonable by management.

Receivables from related parties were as follows:

(in thousands)	2016	2015
MPC	$16,852	$16,259

Payables to related parties were as follows:

(in thousands)	2016	2015
MPC	$4,707	$4,798

Under our transportation services agreement, if MPC fails to transport its minimum throughput volumes during any quarter, then MPC will pay us a deficiency payment equal to the volume of the deficiency multiplied by the rate then in effect. MPC may then apply the amount of any such deficiency payments as a credit for volumes transported on the applicable pipeline system in excess of its minimum volume commitment during the following four quarters under the terms of the transportation services agreement.

During the years ended December 31, 2016 and 2015, respectively, MPC did not transport its minimum committed volumes on certain pipeline systems. The resulting deficiencies were all related to transportation services agreements under which the resulting credits expire after four calendar quarters. The deferred revenue-related parties associated with the minimum volume deficiencies was as follows:

(in thousands)	2016	2015
Minimum volume deficiencies - MPC	$3,819	$3,466

5. Income Taxes

We are not taxable entities for United States federal or state income tax purposes. Taxes on our net income generally are borne by MPC through the allocation of our taxable income. Our income tax provision results from business activity in certain local jurisdictions.

Our income tax expense was $2 thousand and $6 thousand for 2016 and 2015, respectively. Our effective tax rate was less than 0.01 percent for both 2016 and 2015.

There were no unrecognized tax benefits for 2016 or 2015.

Any interest and penalties to income taxes are recorded as a part of the provision for income taxes. No interest or penalties related to income taxes were recorded for 2016 or 2015.

At December 31, 2016 and 2015, we had net deferred tax liabilities of $5 thousand and $4 thousand, respectively, which were primarily attributable to fixed assets.

6.	Property, Plant and Equipment

Major classes of property, plant and equipment consist of the following:

	Estimated	December 31,
(in thousands)	Useful Lives	2016	2015
Land		$4,560	$4,560
Pipelines and related assets	15 - 42 years	315,497	261,718
Tanks and delivery facilities	15 - 31 years	80,057	41,677
Other	15 - 20 years	1,409	1,059
Assets under construction		6,823	36,545
Total		408,346	345,559
Less accumulated depreciation		135,230	120,737
Property, plant and equipment, net		$273,116	$224,822

7. Goodwill

Goodwill is tested for impairment on an annual basis and when events or changes in circumstances indicate the fair value of our reporting unit has been reduced below carrying value. We have performed our annual impairment tests as of November 30, 2016 and 2015, and no impairment in the carrying value of goodwill has been identified during the periods presented.

8.	Fair Value Measurements

Fair values - recurring

There were no assets accounted for at fair value on a recurring basis at December 31, 2016 and 2015.

Fair values - reported

Our primary financial instruments are trade receivables and payables as well as a loan receivable. We believe the carrying values of our current assets and liabilities approximate fair value. Our fair value assessment incorporates a variety of considerations, including (1) the short-term duration of the instruments, (2) MPC’s investment-grade credit rating and (3) our historical incurrence of and expected future insignificance of bad debt expense, which includes an evaluation of counterparty credit risk.

9. Supplemental Cash Flow Information

(in thousands)	2016	2015
Net cash provided by operating activities included:
Net income taxes paid to taxing authorities	$1	$3
Non-cash financing activities:
Capitalized interest	$863	$352

The Combined Statements of Cash Flows exclude the changes to the Combined Balance Sheets that did not affect cash. The following is the change of additions to property, plant and equipment related to capital accruals:

(in thousands)	2016	2015
Increase in capital accruals	$2,402	$2,041

10. Leases

HST leases land from LOCAP LLC, an equity affiliate of MPC, at St. James terminal related to the operations of its St. James to Garyville crude oil pipeline. Future minimum commitments as of December 31, 2016, for operating lease obligations having initial or remaining non-cancelable lease terms in excess of one year are as follows:

(in thousands)
2017	$6
2018	4
2019	4
2020	4
2021	4
Thereafter	72
Total minimum lease payments	$94

Based on the terms of our fee-based transportation services and storage and services agreements with MPC, the Businesses are considered to be a lessor of its pipelines and storage facilities in accordance with GAAP. Per the agreements, the following is a schedule of minimum future payments the Businesses are to receive on non-cancelable operating leases by year:

(in thousands)
2017	$37,951
2018	29,904
2019	29,904
2020	29,904
2021	29,904
Thereafter	89,713
Total minimum future payments	$247,280

The following schedule summarizes the Businesses' investment in assets held for operating lease by major classes as of December 31, 2016:

(in thousands)
Pipelines and related assets	$315,497
Tanks and delivery facilities	80,057
Total	395,554
Less accumulated depreciation	133,281
Property, plant and equipment, net	$262,273

11. Commitments and Contingencies

We are the subject of, or a party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. For matters for which we have not recorded an accrued liability, we are unable to estimate a range of possible losses for the reasons discussed in more detail below. However, the ultimate resolution of some of these contingencies could, individually or in the aggregate, be material.

Environmental matters - We are subject to federal, state and local laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for non-compliance.

On April 13, 2011, a release occurred at the Wolverine Pipeline’s Stockbridge, Michigan facility. When it was determined that the release was related to a storage tank owned by MPC, MPC assumed response activities. The release volume has been estimated at 3,000 barrels and appropriate regulatory notifications were made. At December 31, 2016 and 2015, accrued liabilities for remediation totaled $3,949 thousand and $4,783 thousand, respectively. However, it is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties, if any that may be imposed.

Legal proceedings - We are involved in lawsuits and other proceedings arising in the ordinary course of business. While the ultimate outcome and impact cannot be predicted with certainty, we believe the resolution of these lawsuits and proceedings will not have a material adverse effect on the Businesses’ financial position, results of operations, or cash flows.

12. Subsequent Event

On January 1, 2017, we entered into an agreement to transfer certain pipeline assets to MPC in a non-cash distribution transaction. Due to the common control relationship between us and MPC, the transaction was accounted for as an equity transaction using the carrying value of the fixed assets and allocated goodwill of $8,066 thousand and $1,881 thousand, respectively, with no gain or loss recognized.